Exhibit 99.1

Investor Update – August 19, 2010

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

July 2010 Statistics
	July 2010	Change Y-O-Y
Capacity (ASMs in millions)	2,274	7.1%
Traffic (RPMs in millions)	1,986	11.0%
Revenue passengers (000s)	1,619	7.4%
Load factor*	87.4%	3.1	pts
RASM (cents)**	13.70	4.8%
Passenger RASM (cents)**	12.40	4.5%
Raw fuel cost/gal.	$2.31	21.1%
Economic fuel expense/gal.	$2.34	13.7%
*percentage of available seats occupied by fare-paying passengers
**Alaska annualized the first bag service charge on July 7, 2010.  All else equal, year-over-year unit revenue growth will be more modest than it had been prior to reaching the anniversary date of the first bag service charge implementation.
Forecast Information
	Forecast Q3 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)	6,500	7%	24,350	5%
Cost per ASM excluding fuel and special items (cents)*	7.55 – 7.65	(3)% – (4)%	7.9 – 8.0	(3)% – (4)%
Fuel Gallons (000,000)	85	6%	318	4%
Economic fuel cost per gallon**	$2.43	13%	***	***
* For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.
** Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost – $1.92 ($80 per barrel); refining margin – 32 cents; taxes and fees – 15 cents; cost of settled hedges – 4 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of available seat miles that are sold)

	August	September	October
Point Change Y-O-Y	+1.5 pts	+2.5 pts	+4.5 pts
* Percentage point change compared to the same point in time last year.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

July 2010 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.
	July 2010	Change Y-O-Y
Capacity (ASMs in millions)	126	(2.3)%
Traffic (RPMs in millions)	104	0.4%
Load factor*	82.8%	2.3pts
Yield (cents)	28.73	10.8%
Passenger RASM (cents)	23.77	13.8%
* Percentage of available seats occupied by fare-paying passengers

Forecast Information (Horizon CPA)
	Forecast Q3 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)	365	flat	1,440	5%
Cost per ASM (cents)*	19.3	(0.5)%	19.5	(0.5)%
* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for flights operated under that agreement and are eliminated in consolidation.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)

	August	September	October
Point Change Y-O-Y	+2.0 pts	+1.0 pt	+2.0 pts

* Percentage point change compared to the same point in time last year.

HORIZON AIR

July 2010 Statistics (includes brand and CPA flying)
	July 2010	Change Y-O-Y
Capacity (ASMs in millions)	296	flat
Traffic (RPMs in millions)	241	1.3%
Revenue passengers (000s)	645	1.3%
Load factor*	81.6%	1.0	pt
System RASM (cents)**	21.76	4.3%
Passenger RASM – brand flying (cents)**	23.56	7.3%
Raw fuel cost/gal.	$2.35	21.4%
Economic fuel expense/gal.	$2.39	13.4%
*percentage of available seats occupied by fare-paying passengers
**Horizon annualized the first bag service charge on July 7, 2010.  All else equal, year-over-year unit revenue growth will be more modest than it had been prior to reaching the anniversary date of the first bag service charge implementation.

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Alaska assumes the market revenue risk and pays Horizon an agreed-upon rate based on capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.  The actual passenger revenue generated on CPA flights is noted in the Alaska – Purchased Capacity section on page 3.

July 2010
	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	170	1.8%	57%	80.7%	0.1	pts	29.20	¢	7.3%	24.07	¢	7.3%
Alaska CPA	126	(2.3)%	43%	NM	NM		NM		NM	18.64	¢	0.8%
Total	296	0.0%	100%	81.6%	1.0	pt	26.32	¢	3.7%	21.46	¢	5.0%

NM = Not Meaningful

HORIZON AIR – (continued)

Forecast Information (includes brand and CPA flying)
	Forecast Q3 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
System-wide capacity (ASMs in millions)*	830	(3)%	3,200 – 3,250	(1)% – (2)%
Cost per ASM excluding fuel and special items (cents)**	14.9 – 15.0	5%	15.2 – 15.3	(1)% – 0%
Fuel gallons (in millions)	14.5	(7)%	56	(7)%
Economic fuel cost per gallon***	$2.47	12%	***	***
* Capacity includes brand flying and CPA flying for Alaska.  Brand capacity is expected to decline approximately 5% and 7% in the third quarter and full-year of 2010, respectively, compared to the prior-year period.
** For Horizon, our forecast of cost per ASM excluding fuel and other items is based on forward-looking estimates, which will likely differ significantly from actual results.
*** Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:    crude oil cost – $1.92 ($80 per barrel); refining margin – 32 cents; taxes and fees – 19 cents; cost of settled hedges – 4 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors – Brand Flying (percentage of ASMs that are sold)*

	August	September	October
Point Change Y-O-Y	+2.0 pts	-1.5 pts	-0.5 pts
* Percentage point change compared to the same point in time last year.

Fleet Transition Charges in Third Quarter 2010
As previously disclosed, we expect to record fleet transition charges in the third quarter associated with the removal of four CRJ-700 aircraft from our operations through lease assignment to a third-party carrier.  At this time, we expect the charge to be between $6 million and $8 million.  The forecast of cost per ASM above does not include these charges.

Horizon Changes
Aircraft Maintenance
We previously announced our decision to outsource the heavy maintenance functions for Horizon Q-400 aircraft.  Heavy maintenance for the CRJ-700 aircraft is already being provided by an outside vendor.  We believe this change will result in approximately $3 million in cost savings annually.  As a result of this decision, we will be eliminating a number of positions in the maintenance division through either early-out packages or voluntary and involuntary furloughs.  We believe these actions will result in an estimated third-quarter charge of less than $3 million.  The forecast of cost per ASM above does not include this charge.

All-CPA Structure
Effective January 1, 2011, Horizon will shift to a model whereby all of its flying will be performed on behalf of Alaska Airlines under a capacity purchase agreement (CPA).  Currently, Horizon operates approximately 43% of its schedule as CPA flying for Alaska.  We believe this change in structure will align Horizon with other regional carriers in the industry and will remove complexity and duplication between Horizon and Alaska.  We are currently working on structure and financial presentation and expect to have more information in the coming months.  This change will have no financial impact to Air Group as any payments between Alaska and Horizon will be eliminated in consolidation.

AIR GROUP – CONSOLIDATED

July 2010 Statistics
	July 2010	Change Y-O-Y
Capacity (ASMs in millions)*	2,570	6.2%
Traffic (RPMs in millions)*	2,227	9.8%
Revenue passengers (000s)*	2,264	5.6%
Load factor*	86.7%	2.9	pts
RASM (cents)	14.93	5.1%
Passenger RASM (cents)	13.74	4.9%
Economic fuel expense/gallon	$2.34	13.5%

Forecast Information
	Forecast Q3 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)*	7,330	5.5%	27,550 – 27,600	4%
Cost per ASM excluding fuel and special items (cents)**	8.4 – 8.5	(2)% – (3)%	8.8 – 8.9	(3)% – (4)%
Fuel Gallons (000,000)	99.5	4%	374	2%
Economic fuel cost per gallon***	$2.43	13%	***	***
* Statistics include Alaska mainline operations, Horizon brand flying, and CPA flying with Horizon only.
** Our forecasts of cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.
***Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Full-year estimates would not be meaningful at this time.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $17 million to $18 million in the third quarter of 2010.

Share Repurchase
Through August 17, 2010, Air Group has repurchased 34,000 shares of its common stock for approximately $1.8 million under our existing $50 million repurchase program.  The program expires in June 2011.

Cash and Share Count
(in millions)	July 31, 2010	December 31, 2009
Cash and marketable securities	$1,217	$1,192
Common shares outstanding	35.817	35.591

AIR GROUP – (continued)

Capital Expenditures

Total expected gross capital expenditures for 2010 are as follows (in millions):

	Total 2010 Estimate*
	Aircraft-related	Non-aircraft	Total
Alaska	$126	$75	$201
Horizon	4	5	9
Air Group	$130	$80	$210

*Amounts exclude any proceeds from the sale of assets.

Firm Aircraft Commitments

The tables below reflect the current delivery schedules for firm aircraft as of July 31, 2010.

	Remainder of 2010	2011	2012	2013	2014	Beyond 2014	Total
Alaska (B737-800)	-	3	4	2	2	2	13
Horizon (Q400)	-	-	4	4	-	-	8
Totals	-	3	8	6	2	2	21

In addition to the firm orders noted above, Alaska has options to acquire 38 B737-800s and Horizon has options to acquire 10 Q400s.

Projected Fleet Count
		Actual Fleet Count		Expected Fleet Activity
Alaska	Seats	Dec. 31, 2009	July 31, 2010	Remaining 2010 Changes	Dec. 31, 20102	2011 Changes	Dec. 31, 20112	2012 Changes	Dec. 31, 20122
737-400F 1	---	1	1	---	1	---	1	---	1
737-400C 1	72	5	5	---	5	---	5	---	5
737-400	144	27	24	---	24	(3)	21	---	21
737-700	124	19	19	(2)	17	---	17	---	17
737-800	157	51	55	---	55	3	58	4	62
737-900	172	12	12	---	12	---	12	---	12
Totals		115	116	---	114	---	114	4	118
		Actual Fleet Count		Expected Fleet Activity
Horizon	Seats	Dec. 31, 2009	July 31, 2010	Remaining 2010 Changes	Dec. 31, 20102	2011 Changes	Dec. 31, 20112	2012 Changes	Dec. 31, 20122
Q400	76	40	40	---	40	---	40	4	44
CRJ-700 3	70	18	15	(2)	13	---	13	(4)	9
Totals		58	55	(2)	53	---	53	---	53
1 F=Freighter; C=Combination freighter/passenger
2 The expected fleet counts at December 31, 2010, 2011 and 2012 are subject to change.
3 The planned CRJ fleet activity is subject to change and is dependent on our ability to remarket the CRJ aircraft.

AIR GROUP – (continued)

Future Fuel Hedge Positions*
	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2010	50%	$74	$10
Fourth Quarter 2010	50%	$83	$11
Remainder of 2010	50%	$78	$11
First Quarter 2011	50%	$87	$11
Second Quarter 2011	50%	$86	$11
Third Quarter 2011	50%	$86	$11
Fourth Quarter 2011	43%	$86	$11
Full Year 2011	48%	$86	$11
First Quarter 2012	30%	$87	$12
Second Quarter 2012	21%	$89	$13
Third Quarter 2012	19%	$92	$12
Fourth Quarter 2012	17%	$89	$12
Full Year 2012	22%	$89	$12
First Quarter 2013	11%	$87	$12
Second Quarter 2013	5%	$83	$15
Full Year 2013	4%	$86	$13

*All of our future positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Additionally, we have used either fixed-price physical contracts or financial swaps to fix the refining margin component for approximately 50% and 40% of our third quarter and fourth quarter 2010 estimated jet fuel purchases, respectively, and 1% of our first quarter 2011 estimated purchases at an average price of 30 cents per gallon for all periods.